Exhibit 34.1

Exhibit 34.1

[PricewaterhouseCoopers LLP Letterhead]

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders

FIA Card Services, National Association.

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that FIA Card Services, National Association, directly or through its wholly-owned subsidiary MBNA Technology, Inc., (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset backed securities conducted by the BA Credit Card Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the period from February 1, 2006 through June 30, 2006 (the “Platform”), as of June 30, 2006 and for the period from February 1, 2006 through June 30, 2006 excluding criteria 1122 (d)(1)(iii), (d)(2)(ii), (d)(2)(iii), (d)(2)(vi), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), and 1122(d)(4)(x) through 1122(d)(4)(xiii) which the Company has determined are not applicable to the activities performed by it with respect to the Platform. The Platform includes the asset-backed transactions and securities listed in Appendix A of Management’s Assertion on Compliance with Regulation AB Criteria. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Platform during the period from February 1, 2006 through June 30, 2006 and determining whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all of the individual asset-backed transactions and securities listed in Appendix A of Management’s Assertion on Compliance with Regulation AB Criteria that comprise the Platform. Our procedures were limited to transactions and compliance activities related to the Platform during the period from February 1, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by the Company during the period from February 1, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of June 30, 2006 and during the period from February 1, 2006 through June 30, 2006 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

September 25, 2006